Exhibit 15

(KPMG LLP Letterhead)

August 9, 2007

Southwest Water Company
Los Angeles, California

Re: Registration Statements (Nos. 333-77881, 333-35252, 333-63196, 333-69662, 333-70194, 333-106506, 333-111586, 333-121426 and 333-133399) on Form S-3 and Registration Statements (Nos. 333-18513, 333-38935, 333-39506, 333-39508, 333-109444, 333-117713 and 333-134575) on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 9, 2007, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Los Angeles, California